PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated March 3, 1998)                   Registration No. 333-46357



                                  44,000 SHARES



                                [GRAPHIC OMITTED]



                                 FELCOR LODGING
                               TRUST INCORPORATED
                                  Common Stock
                                 $.01 par value

                          -----------------------------


         This prospectus supplement supplements the prospectus dated March 3, 1998. It relates to 44,000 shares of our common stock that we are offering to sell from time to time to holders of certain options that expire July 31, 2009. We intend to issue these options to 11 key employees of Bristol Hotels & Resorts. As of September 30, 1999, Bristol leased and operated 100 of our hotels.

         Our common stock is traded on the New York Stock Exchange under the symbol "FCH". On January 7, 2000, the closing price for our common stock on the New York Stock Exchange was $17.9375.

         The prospectus, together with this prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the shares of common stock.

         YOU SHOULD READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 5 OF THE PROSPECTUS.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
    THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------------
                                        Price to               Underwriting Discounts            Proceeds to the
                                       Public (1)                  and Commissions                 Company (2)
                                       ----------                  ---------------                 -----------
--------------------------------------------------------------------------------------------------------------------

Per Share                                $19.50                           0                          $19.50
--------------------------------------------------------------------------------------------------------------------

(1)      Represents option exercise price per share of common stock.
(2)      Before deducting expenses of this offering, all of which are payable by us, estimated at $15,000.

                                           -----------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 11, 2000.

                      THE OFFERING AND PLAN OF DISTRIBUTION

         In July 1999, our Board of Directors determined to give options to purchase our common stock to 11 employees of Bristol. As of September 30, 1999, Bristol leased and operated 100 of our hotels. Each of these employees is a key employee of Bristol, with significant responsibility for the operation of our hotels leased by Bristol. We are receiving no consideration for the grant of these options.

         This offering will commence when the options are issued to the Bristol employees and will continue until the earlier of the expiration of the options or the full exercise of all of the options. We have not engaged any underwriter or other person for the purpose of selling shares in this offering. No person is receiving any special remuneration or compensation for effecting any sales in this offering.

                                 USE OF PROCEEDS

         The amount of proceeds received by us from exercise of the options by the option holders will depend on when and how much of the options are exercised. We expect that the net proceeds from the sale of common stock will be added to our general corporate funds and used for general corporate purposes.

                             DESCRIPTION OF OPTIONS

GENERAL

         The options issued to Bristol employees will be evidenced by written non-transferable option agreements. The options will expire after 5:00 p.m. Dallas, Texas time on July 31, 2009. The holders of the options will be entitled to purchase in the aggregate 44,000 shares of our common stock. The text of the form of each option can be found in Appendix A.

REASON FOR ISSUANCE

         As of September 30, 1999, Bristol leased and operated 100 of our hotels. In July 1999, our Board of Directors determined to give options to purchase our common stock to 11 employees of Bristol. Each of these employees is a key employee of Bristol, with significant responsibility for the operation of our hotels leased by Bristol. Although we are receiving no consideration for the grant of these options, our Board expects that these options may provide additional incentives to the Bristol employees to improve the business performance of our hotels leased and operated by Bristol.

OPTION PRICE AND EXERCISE

         The exercise price of each option is $19.50 per share of our common stock, subject to adjustment. To exercise an option, the holder must pay in full for the shares of our common stock being purchased in cash, by check, with shares of our common stock (to be valued at the fair market value on the date of exercise) or by a combination of these methods of payment. Any shares delivered in payment must have been beneficially owned by the holder of the option for a period of not less than six months prior to the date of exercise.

         If Bristol or we are required to withhold taxes in connection with any exercise of an option, prior to our issuing any shares, the exercising holder must pay the tax or make provisions for the payment of the tax to the satisfaction of Bristol or us.

VESTING

         The options become exercisable over a period of five years at a rate of 20% per year. Continuous employment with Bristol or any of its subsidiaries will satisfy the vesting requirements under the options.

TERMINATION

         An option will terminate 30 days after the holder of the option ceases to be an employee of Bristol or any of its subsidiaries for any reason, with or without cause. The options also terminate at 5:00 p.m. Dallas, Texas time on July 31, 2009.

ADJUSTMENTS UPON CERTAIN TRANSACTIONS OR EVENTS

         The options provide that our board of directors or the compensation committee of our board may adjust the number of shares of common stock covered by the options, the exercise price of the options and the kind of shares covered by the options. The adjustment must be in good faith determined to be equitably required to prevent any dilution or expansion of the holder's rights under the options. An adjustment may be made as a result of:

          o Any stock dividend, common stock split, combination of shares, recapitalization or other change in our capital structure.

          o Any merger, consolidation, separation, reorganization, or partial or complete liquidation.

          o Other distribution of assets or issuance of warrants or other rights to purchase securities or any other corporate transaction or similar event.

We will provide a written notice to the holders describing any adjustments and the reasons for them.

NON-ASSIGNABILITY

         The options provide that they are not transferable other than by will or by the laws of descent or distribution. During the lifetime of a holder of an option, the option is exercisable only by the holder or his or her legal representative if the holder is incapacitated.

AMENDMENT OF THE OPTIONS

         A modification or waiver of any term, condition or provision of an option is effective only if made in writing and executed with the same formality as the option agreement representing the option.

COVENANTS OF FELCOR

         In the option agreements, we agree that we will reserve sufficient shares of common stock for issuance on exercise of the options. We also agree to increase the authorized amount of capital stock if sufficient shares are not available to permit the exercise of all the options then outstanding. We covenant that all the shares that are issued upon the exercise of any option will, upon issuance, be validly issued, fully paid and nonassessable and free of all liens and charges.

         We will deliver a replacement option if a holder's option is mutilated, defaced, destroyed, lost or stolen. To obtain a replacement option, a holder must provide satisfactory evidence to us of the mutilation, defacement, destruction, loss or theft of the option. We may require the holder to indemnify us and pay our expenses in connection with the delivery of the replacement option.

SECURITIES LAW ASPECTS

         We will make reasonable efforts to comply with all federal and state securities laws. However, an option will not be exercisable if its exercise would result in a violation of securities laws. We may require an exercising holder to provide written assurances satisfactory to us that the holder is acquiring shares for his own account for investment and not with any present intent of reselling the shares, and as to other matters as we deem necessary or appropriate. We may not permit the exercise of an option if a required listing, registration, qualification, consent or approval has not been obtained on conditions acceptable to our counsel. If necessary for an exemption from the "short swing" sale rules of Section 16(b) of the Securities Exchange Act of 1934, as amended, we may require six months to elapse from date of grant of an option to the date of disposition of any shares acquired upon its exercise.

MISCELLANEOUS

         No option interferes or limits in any way the right of the current employer of the option holder to terminate the holder's employment and does not confer any continued employment right on the holder. A holder of an option is not a stockholder until a certificate representing purchased shares is issued to the holder. No fractional shares will be issued upon the exercise of an option.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary of certain federal income tax consequences of the holding or exercise of the options is based on the Internal Revenue Code of 1986, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice. These authorities are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from the holding or exercise of an option or common stock purchased under an option. This summary is for general information only and does not address the federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to certain types of shareholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws.

         The options are intended to be nonqualified stock options. The holder of an option will realize no taxable income at the time of the option's grant. This conclusion assumes the option, at the time of its grant, has no readily ascertainable fair market value. Ordinary income will be realized when a nonqualified stock option is exercised. The amount of the income will equal the excess of the fair market value on the exercise date of the shares issued to the holder over the exercise price. The holder's holding period with respect to the purchased shares will begin on the date of exercise.

         The tax basis of purchased shares equals the sum of the exercise price of the option and the amount included in income upon its exercise. Any gain or loss on a subsequent sale of the shares will be either a long-term or short-term capital gain or loss, depending on the holder's holding period for the shares being sold. Generally, if the shares are held for more than 12 months after the date of exercise, the holder will be taxed at a maximum 20% tax rate.

         It is not clear whether and to what extent we will be entitled to a deduction for federal income tax purposes as a result of the exercise of an option.

         BECAUSE THE TAX CONSEQUENCES TO A HOLDER MAY VARY DEPENDING UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES, EACH HOLDER SHOULD CONSULT HIS OR HER PERSONAL TAX ADVISOR AS TO THEIR PARTICULAR FEDERAL INCOME TAX CONSEQUENCES AND AS TO THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

                               RECENT DEVELOPMENTS

FINANCIAL

         During the first nine months of 1999, we achieved:

          o revenues of $386.2 million, compared to revenues of $233.5 million in the first nine months of 1998;

          o FFO of $223.1 million, as compared to $155.2 million for the same period of 1998; and

          o EBITDA of $329.2 million, as compared to EBITDA of $212.4 million for the same period of 1998.

ACTIVITIES

         Since September 30, 1999, we:

          o completed the renovation and development of 12 hotels at a total project cost of $276 million, and are continuing the renovation and redevelopment of 25 additional hotels;

          o acquired a 50% joint venture interest in the 437-room Sheraton Premier Hotel in Tysons Corner, Virginia;

          o repurchased approximately 5.8 million shares of our common stock, for approximately $98.4 million, under a share repurchase program initially capped at $100 million and subsequently expanded to an aggregate maximum of $300 million; and

          o received a term sheet from a nationally recognized financial institution for a loan of $170 million to be secured by eight of our hotels.

NEW LAW

         On December 17, 1999, the provisions of the REIT Modernization Act became law. These provisions, among other things, will reduce the distribution requirement for REITs from 95% of taxable income to 90% of taxable income, effective January 1, 2001.

         In addition, these provisions will allow REITs, subject to certain limitations, to own (directly or indirectly) up to 100% of the stock of a taxable REIT subsidiary ("TRS") that can engage in businesses previously prohibited to a REIT. In particular, these provisions will permit hotel REITs to own a TRS that can lease hotels from the REIT, rather than requiring the lessee to be a separate, unaffiliated party. Hotels leased to a TRS will still have to be managed, however, by an unaffiliated third party. The provisions are complex and impose several conditions on the use of TRSs, generally to assure that the TRS is subject to an appropriate level of corporate taxation. Further, no more than 20% of a REIT's assets may consist of non-qualifying assets, including securities of TRSs and other taxable subsidiaries. These provisions also go into effect on January 1, 2001. However, a taxable subsidiary in existence on July 12, 1999, such as Kingston Plantation Development Corp. ("Kingston"), a corporation of which our subsidiary, FelCor Lodging Limited Partnership, owns 100% of the nonvoting stock, representing 97% of the value of Kingston's outstanding stock, will be grandfathered unless and until (1) it engages in a new line of business or acquires a substantial new asset or (2) the related REIT acquires additional stock in the taxable subsidiary. Such existing taxable subsidiaries can be converted into TRSs on a tax-free basis at any time before January 1, 2004. As a result of these provisions, we will be able to form a TRS to serve as the lessee for any hotels we acquire after the effective date. Any "profit" from leases held by the TRS, after payment of the applicable corporate tax, will be available for distribution to the REIT. We may also consider forming a TRS to acquire all or a portion of our existing hotel leases. However, numerous issues and potential conflicts of interest would need to be resolved to do so, and there can be no assurance that we will ultimately acquire any of our existing leases through a TRS.

NEW RISK FACTOR

         While we expect our positive historical relationship with Promus to continue, the recent merger of Promus Hotel Corporation into a subsidiary of Hilton Hotels Corporation gives rise to a number of uncertainties. Changes in brand standards or operating methods or personnel could result in increases in required capital expenditures, reduced hotel revenues, or other adverse consequences which cannot now be identified.

                                                                      APPENDIX A
                                                                      ----------

                                 FORM OF OPTION

THIS OPTION MAY NOT BE ASSIGNED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ENCUMBERED OR DISPOSED OF BY THE HOLDER.

                                 NONTRANSFERABLE
                            OPTION TO PURCHASE SHARES
                               OF COMMON STOCK OF
                        FELCOR LODGING TRUST INCORPORATED


                          Option to Purchase VOID AFTER
                                    5:00 P.M.
                                  July 31, 2009

         FOR VALUE RECEIVED, FELCOR LODGING TRUST INCORPORATED, a corporation organized under the laws of Maryland (the "Company"), promises to issue in the name of, and sell and deliver to _____________________________ (the "Holder"), a certificate or certificates for an aggregate of up to ___________ shares ("Shares") of common stock of the Company ("Common Stock") par value $.01 per share, at any time prior to 5:00 p.m., Dallas, Texas time on July 31, 2009 (the "Expiration Date"), upon payment therefor of $19.50 per Share in lawful funds of the United States of America, such amount (the "Basic Exercise Price") being subject to adjustment in the circumstances set forth herein. This applicable Basic Exercise Price, until such adjustment is made and thereafter as adjusted from time to time, is called the "Exercise Price".

1.       Exercise of Option.

                  a. To the extent exercisable, this Option shall be exercisable in whole or in part, by surrender of this Option, with the form of exercise notice on the last page hereof duly executed by the Holder, to the Company accompanied by payment of the Exercise Price of $19.50 per Share, subject to adjustment as noted herein.

                  b. In case of the exercise of this Option in part only, the Company will deliver to the Holder a new Option of like tenor in the name of the Holder evidencing the right to purchase the number of Shares as to which this Option has not been exercised. This Option, at any time prior to the exercise hereof, upon presentation and surrender to the Company may be exchanged, along or with other Options of like tenor registered in the name of the same Holder, for another Option or other Options of like tenor in the name of such Holder exercisable for the same aggregate number of Shares as the Option or Options surrendered.

                  c. This Option is not intended to qualify under any particular provision of the Internal Revenue Code.

                  d. The Company will have no obligation to issue and deliver any Shares to Holder unless and until Holder complies with Holder's obligations, if any, under this Option, including without limitation Sections 2 and 10.

2. Payment of Exercise Price. The Exercise Price will be payable (i) in cash in the form of currency or check or other cash equivalent accept-able to the Company, (ii) by actual or constructive transfer to the Company of nonforfeitable, nonrestricted Shares that have been owned by the Holder for at least six months prior to the date of exercise, or
         (iii) by any combination of the foregoing methods of payment. Nonfor-feitable, nonrestricted Shares that are transferred by the Holder in payment of all or any part of the Exercise Price shall be valued on the basis of their fair market value (as defined below) on the date of exercise. The requirement of payment in cash shall be deemed satisfied if the Holder makes arrangements satisfactory to the Company with a broker that is a member of the National Association of Securities Dealers, Inc. to sell a sufficient number of Shares which are being purchased pursuant to the exercise, so that the net proceeds of the sale transaction will at least equal the amount of the aggregate Exercise Price and pursuant to which the broker undertakes to deliver to the Company the amount of the aggregate Exercise Price not later than the date on which the sale transaction will settle in the ordinary course of business. For purposes of this Agreement, fair market value as of a given date means the greater of
         (A) the stated par value of the Shares or (B) the closing sale price per share of the Shares as reported on the Composite Tape of the New York Stock Exchange on such date. If there are no transactions in Shares on such date, the fair market value shall be determined as provided in the preceding sentence on the first preceding date on which there were transactions in Shares.

3. Vesting of Option. This Option shall only be exercisable for up to the percentage of the aggregate number of shares offered by this Option determined by the number of full years of employment with Bristol Hotels & Resorts, a Delaware corporation ("BHR") or any of its subsidiaries (together with BHR, referred to as the "BHR Group") from July 30, 1999 to the date of such exercise, in accordance with the following schedule:

         Number of Full Years               Percentage of Shares Purchasable
         --------------------               --------------------------------

         Less than one                                                   0%
         One                                                            20%
         Two                                                            40%
         Three                                                          60%
         Four                                                           80%
         Five                                                          100%

4. Termination of Option. This Option will terminate automatically and without further notice on the earliest of the following:

                  a. Thirty (30) days following the effective date of Holder's Termination of Service (as defined below); or

                  b.       The Expiration Date.

         "Termination of Service" means the time at which Holder ceases to serve as an employee of any member of the BHR Group for any reason, with or without cause, which includes termination by resignation, removal, death, disability, or retirement.

5. Adjustments. The Board of Directors of the Company, or the Compen-sation Committee (the "Committee") of the Board of Directors of the Company, may make such adjustments in the Exercise Price and in the number or kind of shares of stock or other securities covered by the Option as the Board of Directors or the Committee determines to be required to prevent any dilution or expansion of the rights of Holder under this Option that otherwise would result from (a) any stock divid-end, stock split, combination of shares, recapitalization or similar change in the capital structure of the Company, (b) any merger, con-solidation, separation, reorganization or partial or complete liquida-tion of the Company, (c) extraordinary dividend or distribution to holders of shares of Common Stock, or (d) other transaction or event having an effect similar to any of the foregoing. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence occurs, the Board of Directors or the Committee may provide in substitution of any or all of the Holder's rights under this Option such alternative consideration as the Board of Directors or the Committee may determine to be equitable under the cir-cumstances.

6. Covenants of the Company. The Company hereby covenants and agrees that prior to the expiration of this Option by exercise or by its terms:

                  a. The Company shall at all times reserve and keep available, out of its authorized and unissued capital stock or its treasury stock, such number of shares of Common Stock as shall, from time to time, be sufficient for issuance of the Shares upon such exercise of this Option. The Company shall, from time to time, in accordance with the laws of the state of its incorporation, increase the authorized amount of its capital stock, if at any time the number of shares of Common Stock remaining unissued and unreserved for other purposes shall not be sufficient to permit the exercise of all Options then outstanding and in effect.

                  b. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Option will, upon issuance, be validly issued, fully paid and non-assessable, and free from all liens and charges with respect to the issue thereof.

7. Loss, Theft, Destruction or Mutilation. In case this Option shall become mutilated or defaced or be destroyed, lost or stolen, the Company shall execute and deliver a new Option in exchange for and upon surrender and cancellation of such mutilated or defaced Option or in lieu of and substitution of such Option so destroyed, lost or stolen, upon the Holder of such Option filing with the Company such evidence satisfactory to it that such Option has been so mutilated, defaced, destroyed, lost or stolen and of the ownership thereof by the Holder; provided, however, that the Company shall be entitled, as a condition to the execution and delivery of such new Option, to demand indemnity satisfactory to it and payment of expenses and charges incurred in connection with the delivery of such new Option. All Options so surrendered to the Company shall be canceled.

8. Stockholder Rights. The Holder shall not have any rights as a stockholder with respect to the Shares subject to this Option until a certificate or certificates representing such Shares has been issued.

9.       Fractional   Shares.  No  fractional   Shares  or  scrip   representing
         fractional shares of Common Stock shall be issued upon the exercise of this Option.

10. Withholding Taxes. If the Company and/or any member of the BHR Group is required to withhold any federal, state, local or foreign tax in connection with any exercise of this Option or other event contemplated hereby, the Holder will pay the tax or make provisions that are satisfactory to the Company and/or such member of the BHR Group for the payment therefor.

11. Mailing of Notices, etc. All notices and other communications from the Company to the Holder of this Option shall be mailed by first-class registered or certified mail, return receipt requested, postage prepaid, to the Holder, at the address set forth in the records of the Company, or to such other address furnished to the Company in writing from time to time by the Holder of this Option. All notices from the Holder of this Option to the Company shall be mailed to the Company at FelCor Lodging Trust Incorporated, 545 East John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention: General Counsel.

12. Compliance With Law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Option, this Option will not be exercisable if the exercise thereof would result in a violation of any such law.

13. No Employment Rights. Nothing contained in this Option shall interfere with or limit in any way the right of the Holder's current employer to terminate Holder's employment, nor confer upon the Holder any right to continue in the employment of Holder's current employer.

14.      Securities Law Matters.

                  a. The Company may require Holder, as a condition of receiving this Option or any Shares upon the exercise hereof, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Shares subject to this Option for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

                  b. If at any time the Company shall determine that the listing, registration or qualification of the Shares subject to this Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance of Shares hereunder, this Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to such counsel. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

                  c. To the extent necessary for the exercise of this Option or the sale of Shares purchased hereunder to be exempt from Section 16(b) of the Exchange Act, at least six months shall elapse from the date of grant of this Option to the date of disposition of the Shares acquired upon exercise of this Option.

15. Governing Law. This Option shall be governed by, interpreted under and construed in all respects in accordance with the laws of the State of Texas, irrespective of the place of domicile or residence of any party. In the event of a controversy arising out of the interpretation, construction, performance or breach of this Option, the parties hereby agree and consent to the jurisdiction and venue of any State or Federal court of competent jurisdiction located in Dallas, Texas.

16. Entire Agreement and Modification. The Company and the Holder of this Option hereby represent and agree that this Option is intended to and does, contain and embody all of the understandings and agreements, both written and oral, of the parties hereto with respect to the subject matter of this Option, and that there exists no oral, agreement or understanding express or implied, whereby the absolute, final and unconditional character nature of this Option be in any way invalidated, empowered or affected. A modification or waiver of any of the terms, conditions or provisions of this Option shall be effective only if made in writing and executed with the same formality as this Option.

17. Transferability and Exercisability. This Option is not transferable by the Holder otherwise than by will or the laws of descent and distribution. During the Holder's lifetime, this Option will be exercisable only by the Holder or, in the event of the Holder's incapacity, including incapacity arising from a disability, by the Holder's guardian or legal representative acting in a fiduciary capacity.



                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the Company by its duly authorized officer has executed this Option as of this _______ day of January, 2000.


Attest:                             FELCOR LODGING TRUST INCORPORATED


____________________                By:
                                       -----------------------------------------
                                    Name:
                                         ---------------------------------------
                                    Title:
                                          --------------------------------------

                                FORM OF EXERCISE

         The undersigned hereby irrevocably elects to exercise the purchase rights represented by this Option for, and to purchase thereunder, ___________ Shares of FelCor Lodging Trust Incorporated, a Maryland corporation, and herewith makes payment of $______ per share, or at total of $__________ therefor, and requests that such Shares be issued to:



-----------------------------------
(Print Name)


-----------------------------------
(Address)


-----------------------------------
(Taxpayer Identification Number)



Dated:
      -----------------------------     ----------------------------------------
                                        (Signature must conform in all respects
                                        to name of holder as specified on the
                                        face of the Option)